EXHIBIT 99.1


                      Consultant Compensation Agreement


      This Agreement is made effective as of October 18, 2000, by and between:
Medi-Hut Co., Inc., a Delaware corporation and John Clayton an individual residing in Salt Lake City, Utah.

      In this Agreement, the party who is contracting to receive services shall be referred to as "Medi-Hut", and the party who will be providing the services shall be referred to as "Clayton". Clayton has a background in corporate development and business consulting with expertise in the development of publicly traded companies. Specifically developing a business and management plan for the company's expected growth over the next year. Medi-Hut desires to have services provided by Clayton.

      Therefore, the parties agree as follows:

      1. DESCRIPTION OF SERVICES. Clayton has been performing and shall perform the following services for Medi-Hut: corporate development and business consulting.

      2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Clayton shall be determined by Clayton. Medi-Hut will rely on Clayton to work as many hours as may be reasonably necessary to fulfill Clayton's obligations under this Agreement.

      3. PAYMENT. Medi-Hut grants Clayton warrants to purchase 100,000 shares of common stock in Medi-Hut at an exercise price of $3.00 per share. These warrants may be exercised at any time from the date of this agreement to 3 years thereafter. Medi-Hut agrees to register for resale, at its expense, the shares issuable upon exercise of the warrants. This registration obligation includes Medi-Hut's obligation to (i) use its best efforts to register or qualify the shares acquired upon exercise of the warrants for offer or sale under state securities or blue sky laws of such jurisdictions as Clayton shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable Clayton to consummate the proposed sale, transfer or other disposition of such securities in any jurisdiction; and (ii) furnish to Clayton any prospectus included in any such registration statement, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as Clayton may from time to time reasonably request.

      4. NEW PROJECT APPROVAL. Clayton and Medi-Hut recognize that Clayton's Services will include working on various projects for Medi-Hut. Clayton shall obtain the approval of Medi-Hut prior to the commencement of a new project.

      5. TERM/TERMINATION. This Agreement may be terminated by either party upon 90 days notice to the other party.

      6. RELATIONSHIP OF PARTIES. It is understood by the parties that Clayton is an independent contractor with respect to Medi-Hut, and not an employee of Medi-Hut. Medi-Hut

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will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Clayton.

      7. DISCLOSURE. Clayton is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of Medi-Hut. Disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

- a product or product line of Medi-Hut
- a manufacturing process of Medi-Hut
- a customer or potential customer of Medi-Hut
- a product or system design of Medi-Hut - a distributor, reseller or OEM of Medi-Hut

      8. INDEMNIFICATION. Clayton agrees to indemnify and hold Medi-Hut harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Medi-Hut that result from the acts or omissions of Clayton, Clayton's employees, if any, and Clayton's agents.

      9. ASSIGNMENT. Clayton's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Medi-Hut.

      10. NONSOLICITATION. During the term of this Agreement, and for 6 months thereafter, Clayton shall not solicit or hire Medi-Hut's employees to work for it, nor shall he solicit Medi-Hut's customers to sell products substantially similar to Medi-Hut's products. During the term of this Agreement, and for 6 months thereafter, Clayton shall not compete, directly or indirectly with Medi-Hut, in producing, selling and distributing products that are substantially similar to Medi-Hut's products.

      11. CONFIDENTIALITY. Medi-Hut recognizes that Clayton has and will have the following information:

- inventions
- products
- prices
- costs
- discounts
- future plans
- business affairs
- trade secrets
- technical information
- customer lists
- product design information
- copyrights
and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Medi-Hut and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Clayton agrees that he will not at any time or in any manner, either directly or indirectly, use any Information for Clayton's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Medi-Hut. Clayton will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

      12. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Clayton has disclosed (or has threatened to disclose) Information in violation of this Agreement, Medi-Hut shall be entitled to an injunction to restrain Clayton from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed.

      13. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

      14. RETURN OF RECORDS. Upon termination of this Agreement, Clayton shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Clayton's possession or under Clayton's control and that are Medi-Hut's property or relate to Medi-Hut's business.

      15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for Medi-Hut:

Medi-Hut Co., Inc.
1935 Swarthmore Ave.
Lakewood, New Jersey 08701

IF for Clayton:

John Clayton
PO Box 2033
Sandy, Utah 84091

      Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

      16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

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      17. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

      18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

      19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

      20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New Jersey.





Party receiving services: Medi-Hut Co., Inc.


      /s/ Joseph Sanpietro
By: ______________________________________
       Joseph Sanpietro
       President



Party providing services:


     /s/ John Clayton
__________________________________________
     John Clayton



November 1, 2000

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                     Exhibit A to Compensation Agreement

                                 JOHN CLAYTON
                                P.O. BOX 2033
                              SANDY, UTAH 84091


December 13, 2000


Cindy Shy, Attorney
525 South 300 East
Salt Lake City, Utah 84111

     Re:  Compensation Consultant Agreement

Dear Ms. Shy:

      Thank you for your letter dated December 12, 2000, regarding the limitations regarding the eligibility of consultants and advisors for Form S-8 securities.

      I have an extensive background in corporate development and business consulting with expertise in the development of publicly traded companies. However, the services I will provide to Medi-Hut in consideration for the S-8 securities will be limited to corporate development and business consulting. More specifically, relating to management development and creating a operating business model for the company and its management.

      I acknowledge receipt of a copy of all reports filed by the Company with the Securities and Exchange Commission during the past 12 months, and a copy of the written compensation agreement for my services.

      Thank you.

                                 Very truly yours,

                                 /s/ John Clayton


                                    John Clayton

cc: Medi-Hut, Co., Inc.